JetBlue Airways Investor Relations

Lisa Studness

(718) 709-2202

ir@jetblue.com

Investor Update

January 29, 2008

This investor update provides our investor guidance for the first quarter ending March 31, 2008 and full year 2008.

Current News

JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Buffalo, NY – Fort Myers, FL	1x	January, 8, 2008
White Plains, NY – Fort Meyers, FL	1x	January 8, 2008
Fort Lauderdale, FL – Aguadilla, Puerto Rico	1x	February 15, 2008
Orlando, FL – Santo Domingo, Dominican Republic	1x	March 6, 2008
Orlando, FL – Cancun, Mexico	1x	March 13, 2008
Boston, MA – Jacksonville, FL	1x	March 15, 2008

JetBlue expects to open about five new cities in 2008, including St. Maarten and Puerto Plata, which opened in January. Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.

Capacity Growth

(Year over year percentage growth range)

	First Quarter 2008	Full Year 2008
Available Seat Miles (ASMs)	13-15%	5-8%

ASMs by Aircraft Type as a Percentage of Total ASMs

	First Quarter 2008 (quarter average)		Full Year 2008 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	88%	12%	87%	13%

Our average stage length is projected to be approximately 1,127 miles in the first quarter of 2008 versus 1,086 miles in the same prior year period and approximately 1,140 miles for the full year 2008 versus 1,129 miles for full year 2007.

Aircraft Delivery Schedule

As of December 31, 2007, our fleet was comprised of 104 Airbus A320 aircraft and 30 EMBRAER 190 aircraft and we had on order 144 aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year), with options to acquire 123 additional aircraft. The 2008 delivery schedule and related financings are:

		Committed Financing			Committed Financing
	A320 firm	Mortgage	Lease	E190 firm	Mortgage	Lease
Q1 ‘08	3	3		3	2	1
Q2 ‘08	3			2	2
Q3 ‘08	3	1
Q4 ‘08	3	3		1	1
Total at Year End*	110	81	24	36	6	30

* The total fleet included in the table above includes the sale of six Airbus A320 aircraft in 2008. In 2008, JetBlue plans to sell three Airbus A320 aircraft during the second quarter, one Airbus A320 aircraft during the third quarter, and two Airbus A320 aircraft during the fourth quarter.

During the fourth quarter of 2007, JetBlue exercised three E190 options for delivery in 2009. JetBlue also announced plans to defer 16 Airbus A320 aircraft originally scheduled for delivery between 2010 through 2011 to 2012 through 2013.

	2008	2009	2010	2011	2012	2013	2014	2015
Firm A320 Orders	12	12	10	10	13	13	0	0
Firm E190 Orders	6	9	8	8	10	12	12	9

Passenger Revenue per Available Seat Mile (PRASM)

(Estimated year over year percentage improvement)

	First Quarter 2008	Full Year 2008
Estimated PRASM	10-12%	9-11%

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost

(Estimated year over year percentage increases)

	First Quarter 2008	Full Year 2008
Estimated CASM	9-11%	10-12%

Cost per Available Seat Mile (CASM) Excluding Fuel

(Estimated year over year percentage increases)

	First Quarter 2008	Full Year 2008
Estimated Ex-fuel CASM	(2)-0%	3-5%

Operating Margin

(Estimated operating margin range)

	First Quarter 2008	Full Year 2008
Estimated Operating Margin Range	0-2%	6-8%

Income (Loss) Before Income Taxes

(Estimated pre-tax margin range)

	First Quarter 2008	Full Year 2008
Estimated Pre-tax Margin Range	(5)-(3)%	1-3%

Tax Rate

We currently expect an annual effective tax rate of approximately 48%. However, our actual tax rate in both first quarter and full year 2008 could differ due to the non-deductibility of certain items for tax purposes.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price. As of January 24, 2008, the agreements covering 2008 are:

	Gallons (Est. % of consumption)	Price
Q1 ‘08	41 million (35%)	11% in heat collars with the average cap at $2.27/gal and the average put at $1.94/gal 24% in heat swaps at an average of $2.06/gal
Q2 ‘08	30 million (25%)	11% in heat collars with the average cap at $2.19/gal and the average put at $1.85/gal 14% in heat swaps at an average of $2.19/gal
Q3 ‘08	19 million (16%)	16% in heat swaps at an average of $2.20/gal
Q4 ‘08	9 million (8%)	8% in heat swaps at an average of $2.44/gal

	First Quarter 2008	Full Year 2008
Estimated Fuel Gallons Consumed	117 million	476 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$2.50	$2.55

Stock Based Compensation Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $4 million in the first quarter of 2008 and will total approximately $14 million for the full year 2008.

Weighted Average Shares Outstanding

(millions)

Share count estimates for calculating basic and diluted earnings per share are:

First Quarter 2008		Full Year 2008
Basic	Diluted	Basic	Diluted
217.1	220.1	223.7	226.9

These share count estimates assume 20% annual stock price appreciation and are based on several assumptions. The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures

(millions)

	First Quarter 2008	Full Year 2008
Aircraft	$205	$700
Non-aircraft*	$45	$175
Total	$250	$875

*2008 non-aircraft capital expenditure estimate includes $40 million in leasehold improvements related to construction of the Company’s new terminal at JFK, of which $15 million is expected to be spent in the first quarter.

This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.